Exhibit 14

CODE OF ETHICS:

INTRODUCTION

ISCO International is committed to maintaining the highest business ethics and standards. In order to preserve the integrity of ISCO’s business and the manner in which we are perceived by co-workers, customers, shareholders, suppliers, competitors and the communities in which we live and work, it is imperative that each employee conduct his or her business and personal affairs in compliance with ISCO’s Code of Ethics and Business Conduct Guidelines.

This booklet contains ISCO’s Code of Ethics and Business Conduct Guidelines (collectively referred to as the “Code”). The Code discusses ethical and legal principles that must guide all of ISCO’s employees in their work. In order to be useful, this booklet should be kept handy and reviewed from time to time. However, the Code does not cover every possible situation that may arise, and is not intended to provide final answers in all matters. General questions or issues regarding the Code may be discussed with your supervisor, the Director of Compliance Programs (your Human Resources Director), the Chief Financial Officer, or the Chief Executive Officer. All questions of interpretation of the Code, though, should be directed to the Director of Compliance Programs.

Applicability of the Code; Conflict with Foreign Laws

The Code is applicable to all directors, officers, employees and agents of ISCO, its subsidiaries and controlled affiliates regardless of location (collectively referred to as the “Company”). As an international business, the Company is affected by the laws and business customs of the countries in which it operates. Each employee, wherever located is responsible for conducting his or her business activities in compliance with the Code and the laws of the country in which he or she works. When an employee believes a conflict exists between the Code and the laws of a particular country, he or she should bring the conflict to the attention of the employee’s supervisor and the Director of Compliance Programs.

In some countries, business practices are based on less stringent or different codes of conduct than the Company’s. For business dealings in such countries, employees should follow the Code, unless the Chief Executive Officer of the Company has approved, in advance, variances that are permitted by applicable law and are based on sound business judgment. All requests for variances should be directed to the Director of Compliance Programs.

Employee Responsibilities

Ethics and behavior are individual responsibilities. High standards of behavior are expected of all employees, regardless of position or location. No supervisor has the authority to require or permit conduct that is in violation of the Code or any law.

Management Responsibilities

All managers are responsible for seeing that Company policies are followed. Every manager is responsible for communicating Company policies to his or her employees, including those dealing with legal and ethical behavior. Managers and supervisors also are responsible for maintaining a work environment where constructive, frank, and open discussion is encouraged and expected, without fear of retaliation.

The Chief Executive Officer of the Company and management at all levels throughout the Company are responsible for ensuring adherence to the Code and for ensuring that there is appropriate ongoing employee communication, guidance, and training. Management is supported by the Company’s Engineering, Production, Administration, and Sales and Marketing Departments, which normally are responsible for handling many issues outlined in the Code. Violations of the Code may be reported to the Audit Review Committee of the Company’s Board of Directors.

CONFLICT OF INTEREST GUIDELINES

General

The Company has previously adopted a Conflicts of Interest Policy. In summary, the Company is committed to conducting its business in accordance with the highest ethical standards and has adopted the ethical principles set forth below as corporate policy. It is the Company’s policy that no director, officer, or employee should place himself or herself in a position where his or her actions, personal interests, or the activities or interests of those for whom he or she acts are, or are likely to be, in conflict with the interests of the Company. The purpose of the Conflict of Interest Guidelines is to assist the Company and its directors, officers, and employees in avoiding situations in which personal activities and financial affairs may conflict with their responsibility to act in the best interests of the Company. There is no intent to invade individual privacy, but rather to identify possible problems or areas of concern that could be resolved if known.

There may well be cases in which an apparent conflict of interest is more theoretical than real, but it is important to resolve such cases promptly. In cases of doubt, for the protection of both the Company and the individual, the director, officer or employee should fully disclose the nature of the proposed conduct or transaction before it is undertaken. See page 16: “Confirmation of Compliance and Reporting” below.

Some actions under the Conflict of Interest Guidelines require the prior approval of the Company. This approval means the written consent of (a) the Director of Compliance Programs or the Chief Financial Officer and (b) the Chief Executive Officer.

Specific Guidelines

1.	Gifts and Contributions

Directors, officers or employees, or any member of their immediate families:

•	are not to give or accept, directly or indirectly, gifts, contributions or prizes of more than token value which are in any way connected with the business of, or matters involving, the Company;

•	are prohibited from soliciting gifts, contributions, gratuities, services or kickbacks from suppliers or customers of the Company regardless of their value;

•	may not accept the use of customer or supplier property, airplane transportation or trips (including trips sponsored by customers or suppliers) without the prior approval of the Director of Compliance Programs, The Chief Financial Officer or the Chief Executive Officer;

•	are not to give or accept, directly or indirectly, entertainment in excess of usual and reasonable limits that are a normal and acceptable part of regular business activity. For example, tickets to sporting or other events, lunches, dinners, golfing dates and entertainment may be accepted if modest and appropriate and consistent with normal business customs.

2.	Loans

Directors, officers or employees, or members of their immediate families, may not loan money to, or borrow money from, individuals or concerns that do business with or compete with the Company, except transactions with banks and other financial institutions in accordance with normal business practices.

3.	Purchase or Sale of Goods and Services

Directors, officers, or employees, or members of their immediate families, may not benefit personally from any purchase by or sale to the Company of goods or services or derive personal gain from transaction involving the Company, including the sale or lease of real or personal property, except when that transaction and the personal interest involved have been fully disclosed to and approved by the Company.

4.	Direct or Indirect Business Interests

Directors, officers or employees, or members of their immediate families may not have any direct or indirect interest in any enterprise which competes with the Company or which has current or prospective business with the Company when that individual may be able to influence such business with the Company, except when the interest has been fully disclosed to and approved by the Company. Ownership of or interest in publicly traded securities that is not in excess of one percent (1%) of the securities of that corporation is not subject to this paragraph.

5.	Association with Competitors, Suppliers, or Customers

Directors, officers or employees, or members of their immediate families, without the prior disclosure to and approval of the Company, may not (i) work for, serve as a director or officer of, or provide services to, a customer, supplier, or competitor of the Company, or a customer of the Company, or a customer of the Company’s customer, or (ii) be a partner of, or investor with, any individual or organization, or an employee of an organization, that is the Company’s customer, supplier or competitor, or that is a customer of the Company’s customer.

6.	Non-Company Service and Income

A director or officer of the Company, a vice president or a general manager of the Company shall not serve as an officer, director, employee, partner, trustee or consultant of or receive salary, fees, dividends, or other income (except dividends and interest from publicly traded securities or other similar investments) from any enterprise other than the Company, unless that relationship has been fully disclosed to the Director of Compliance Programs. It is not necessary to disclose service as an officer or a director of a not-for-profit enterprise.

7.	Outside Employment

Employees should recognize that their position with the Company must be their primary employment. Any outside employment, investment or other source of income must be secondary and subordinate to their position with the Company, and must not interfere in any way with the performance of their duties as a Company employee. Any such relationships that could be construed as a conflict with these guidelines must be disclosed to the Company. The Company shall, in its sole discretion, determine whether any employment relationship is prejudicial to its interests and is contrary to these guidelines.

8.	Use of Company Personnel or Property

Directors, officers and employees shall not use or permit others to use the Company’s employees or its property for personal purposes.

9.	Insider Trading

No person affiliated with the Company may directly or indirectly effect securities transactions on the basis of “insider information” until that information has been fully disseminated to the public. Insider information is any information about a company or its business about which an employee may learn in connection with his or her employment, which is not generally known to the public, and which could affect a decision to buy, sell or hold the stock of a company. For example, this policy would preclude the purchase of stock in an unaffiliated company in which the Company is considering an investment or some other business arrangement. In addition, the disclosure of such inside information to persons outside the Company is strictly forbidden. A separate, more detailed policy statement is provided in the Employee Handbook.

10.	Misappropriation of Business or Investment Opportunities

Directors, officers and employees are prohibited from taking direct or indirect advantage of any business opportunity which is received by reason of their relationship with the Company and in which the Company may be interested, unless such opportunity has been presented for consideration by the Company, has been rejected, and such activity is not prohibited under paragraphs 4 through 7 above. In this event, full disclosure, in writing, is required.

11.	Illegal or Unethical Payments, Gifts, Bribes, or Gratuities; Accuracy of Company Records

a.	The Company’s policy is to comply strictly with the United States Foreign Corrupt Practices Act of 1977. The Act prohibits payments or offers of payments of anything of value to foreign officials, political parties or Candidates for foreign political office in order to secure, retain or direct business. Payments made indirectly through an intermediary, under circumstances indicating that such payments would be passed along for prohibited purposes, are also illegal.

b.	Employees must record and report information accurately and honestly. This includes accurate reporting of time worked, business expenses incurred, research test results, revenue, and costs, and other business related activities. All Company records are subject to audit, and financial records should be maintained in accordance with generally accepted accounting principles.

Dishonest reporting, either inside or outside the Company, will not be tolerated. This includes reporting or organizing information in an attempt to mislead or misinform. No entry shall be made on the Company’s books and records that intentionally hides or disguises the true nature of any transaction.

A director, officer or employee may not establish, for any purpose, an unauthorized, undisclosed or unrecorded fund or asset involving the Company’s money or other assets.

A director, officer or employee may not allow transactions with a supplier, agent, customer or other third party to be structured or recorded in a way that is not consistent with generally accepted business practices.

OTHER LAWS AND REGULATIONS

1.	Restraint of Trade, Unfair Competition and Discriminatory Practices Guidelines

The Company is committed to free and open competition in the marketplace. Strict adherence by all employees to the letter and spirit of the antitrust laws of the United States and with the competition laws of any other country or group of countries that are applicable to its business is absolutely required. No employee should assume that the Company’s interest ever requires any other course of conduct.

The purpose of the Federal antitrust laws is to foster and encourage competition and the benefits to be derived from competition. In general, these laws require that competitors act independently and not collusively and that competitors not engage in predatory conduct. The state antitrust laws, where applicable, apply essentially the same standards to intrastate business as the Federal antitrust laws apply to business, which is in the course of, or which affects, interstate commerce.

The antitrust laws are complex and difficult to interpret. They also have application to a very broad range of corporate activities. The list of prohibited activities set forth below is not intended to be exhaustive and is only a general guide to antitrust compliance. Employees should consult with the Chief Financial Officer prior to taking action concerning a matter about which there is any question.

It is the Company’s policy that no employee shall:

1.	Agree or attempt to agree with a competitor of the Company (whether orally or in writing) with respect to any of the following: prices, terms of sale (including discounts, credit terms or freight allowances); amount of production; division of markets, sales territories or customers; or the boycotting of transactions with third parties. Further, no discussion or exchanges of information regarding such matters, including exchanges through trade associations, should take place with competitors or their representatives.

2.	Agree or attempt to agree with a customer on its resale price, imply that such resale price is a condition of the sale or the receipt of a discount or advertising allowance, or discuss with or imply to a customer that the Company will attempt to influence the resale pricing of another customer. Any customer or territorial restrictions to be imposed on a customer must be discussed with the Chief Financial Officer prior to implementation.

3.	Sell any product on the condition, understanding or agreement that the customer must purchase another product from the Company.

4.	Sell products of like grade and quality to competing customers at different prices during the same time period, unless a statutory exception applies.

5.	Provide promotional payments, services or allowances to competing customers on other than proportionally equal terms, except where a statutory exception applies.

6.	Induce a vendor to sell a product or service to the Company at what the employee knows or has reason to know is an illegal price.

7.	Make false or misleading remarks about other companies, their services or products, including the Company’s competitors.

From time to time there might be circumstances that may justify participating in the above activities. All exceptions must be submitted, in writing, to the Director of Compliance Programs or to the Audit Review Committee and approved, in writing, prior to action.

2.	Environmental Protection and Employee Occupational Health and Safety Guidelines

The Company is committed to protecting the environment and complying with all applicable public health and environmental laws and regulations.

Federal, state and local environmental laws regulate the emission of pollutants into the atmosphere, the discharge of pollutants into surface and ground waters, and the handling and disposal of wastes. Important federal laws in this area include the Resource Conservation and Recovery Act, which establishes a system for “cradle to grave” management of hazardous wastes and the Clean Air and Clean Water Acts, which extend broad protection to air and water resources.

To meet the Company’s environmental standards, every facility is required to be in compliance with all public health and environmental laws pertaining to its operations. Every facility is expected to maintain an open dialogue with local communities on the nature and hazards, if any, of the materials that it manufactures or handles as required by applicable environmental laws or regulations. The Company’s policy is to participate actively with government authorities, industry groups, and the public in promoting community awareness and emergency response programs to deal with any potential hazards associated with Company products, materials, or facilities.

The Company has a vital interest in providing each employee with a safe and healthy work environment. The prevention of occupational accidents and illnesses is a management responsibility. Every manager and supervisor bears direct responsibility for the safety and health of every employee under his or her direction and for the safe utilization of all physical assets entrusted to his or her care.

The Company also expects and insists that every employee shall always show concern for his or her own safety and that of all fellow employees. This requires each employee to perform his or her duties in a safe manner and in compliance with all relevant safety policies and procedures.

For further information and guidance employees should consult with the Director of Compliance Programs.

3.	Product Quality and Safety Guidelines

The Company’s policy is to conduct business with a high regard for the health and safety of those using its products and, in so doing, strengthen the bond between the Company and its customers. Each employee plays a critical role in ensuring the quality and safety of Company products, from initial design through manufacture, sale and ongoing improvements. In addition, it is the Company’s policy to cooperate with government agencies, industry associations, and recognized authorities involved with the quality and safety of the Company’s products.

4.	Protecting Confidential Business Information Guidelines

The Company has developed confidential business and technical information over many years at considerable expense. Because of this effort, the Company now owns or otherwise possesses valuable confidential business and technical information. Employees must protect the Company’s confidential business and technical information as carefully as they protect the Company’s tangible property. Unauthorized disclosure of this information could destroy its value to the Company and give unfair advantage to others.

To ensure confidentiality of the Company’s confidential information, employees must adhere to the following principles:

•	Employees must not disclose confidential information, either during or after employment, except when authorized by the Company to disclose it to suppliers, customers or other who have entered into confidentiality agreements with the Company.

•	Similar restrictions, usually provided for in contracts, apply to information obtained from the Company’s customers, partners, suppliers and others who furnish information to the Company on a confidential basis. Employees must not disclose this confidential information, either during or after employment by the Company, except as provided in such contracts.

•	As a condition for employment, employees must sign a “Confidential Information and Proprietary Rights Agreement” which outlines, in detail, the contract made between employee and the Company prohibiting the sharing of confidential and proprietary information with anyone outside the Company.

5.	Government Contracts Guidelines

While contracting with the U.S. Federal Government and state governments offers business opportunities and funding arrangements not normally available elsewhere, the rules and regulations of these unique customers must be observed. Failure to observe them can result not only in loss of contract work and revenue but in civil and/or criminal penalties as well. It is the contractor’s responsibility to learn the applicable regulations in the area of government contracts; in government contracting, ignorance is no defense.

Regulations pertaining to government contracting are complex. Accordingly, the Director of Compliance Programs should be consulted prior to any bid submission or proposal to any government agency or government contractor.

6.	Export Control Guidelines

All exports of commodities and technical data from the United States are controlled by U.S. federal laws and regulations, as are foreign transactions involving the sale of commodities made abroad using technical data or components with U.S. origins. It is the Company’s policy to comply with all applicable U.S. federal export control laws and regulations. No exports of commodities or data may proceed without an express determination reviewed by the Chief Financial Officer that all necessary licenses have been obtained and reviewed.

7.	Political Contributions Guidelines

The Company encourages the participation of all employees as private citizens in the electoral process. However, U.S. federal law and many state statutes generally prohibit a corporation from making direct or indirect political contributions of any kind. Included in this prohibition would be transportation or other services provided at a corporation’s expense.

8.	Foreign Economic Boycott Guidelines

It is the Company’s policy to comply fully with the U.S. federal government’s laws and regulations relating to foreign economic boycotts. U.S. law prohibits cooperation with certain foreign economic boycotts. In addition, U.S. law prohibits compliance with requests for information or other actions that further prohibits boycotts as a condition to the sale of goods or services and in such cases, requires prompt reporting by the Company of boycott-related requests for information or action from boycotting countries, firms or persons (including requests directed to the Company’s non-U.S. operations). Because boycott-related requests are often difficult to recognize, it is important that employees involved in international transactions consult with the Chief Financial Officer before executing any export certification.

9.	Competitive Information Guidelines

It is good business practice for the Company to gather information about the markets in which the Company does business, including information about the Company’s competitors and their products and services, through business surveys, market studies, competitive analysis and benchmarking. However, to avoid the appearance of improper agreements and understandings with the Company’s competitors, employees should avoid seeking and receiving such information directly from the Company’s competitors. Employees may, however, gather information about the Company’s competitors from other sources, such as published articles, advertisements, publicly distributed brochures, surveys by consultants and conversations with customers.

Employees may accept competitive information only when there is a reasonable belief that both the receipt and use of the information is lawful. Employees must never attempt to acquire a competitor’s trade secrets or other proprietary or confidential information through unlawful or unethical means, such as theft, spying, and disclosures by the competitor’s present or former employees or breach of a competitor’s non-disclosure agreement by a customer or other party.

10.	Alcohol and Drug Abuse Guidelines

The Company has adopted a policy promoting a “Drug Free Workplace”. The comprehensive policy can be found in the Employee Handbook. The use, possession, sale, distribution or purchase of drugs while at work or on Company business or while on Company premises, including on parking lots and while operating Company leased vehicles, is prohibited.

Except for lawful consumption of alcohol as permitted at Company-sponsored functions and temporary possession of unopened alcoholic beverages in a vehicle on Company property, the use, possession, sale, distribution or purchase of alcohol while on Company premises, including on parking lots and while operating Company vehicles, is prohibited. To the extent that the presence of such drugs or their metabolites is detected by any means, the employee will be in violation of the Company’s Alcohol and Drug Abuse Policy and subject to the procedures set forth therein.

11.	Harassment Guidelines

The Company strives to provide a productive work environment in which all of its employees can contribute at their highest levels. The Company prohibits any behavior that ridicules, belittles, intimidates, threatens or otherwise demeans co-workers or other business partners and competitors. Harassment can include making racist, sexist, or ethnic comments, jokes or gestures or hazing. The Company prohibits harassment based on a person’s race, color, gender, religion, national origin, age disability, sexual orientation, or any other reason.

The Company prohibits unwelcome sexual conduct or unwelcome sexual overtures to co-workers or business associates. Any behavior that requires or implies that another person’s submission to or rejection of sexual advances will affect that person’s employment is strictly forbidden. This includes hiring, job assignments or duties, compensation, appraisals, promotions or advancements, transfers, training opportunities, disciplinary action, termination or any other conditions of employment or career development. Any behavior that creates a hostile work environment for another that is sexually abusive, demeaning, intimidating, threatening or offensive is also forbidden.

This includes requesting sexual favors, engaging in visual, verbal or physical conduct or a sexual nature, displaying sexually suggestive objects or pictures, telling offensive jokes, using sexually suggestive language or sending sexually suggestive emails. Employees should refer to the Company’s Sexual Harassment Policy, found in the Employee Handbook, for additional guidance and for information regarding the procedure, which should be followed in the event an employee believes that he or she has been subjected to sexual harassment.

12.	Workplace Violence and Weapons

The Company will not tolerate any threatening or hostile behavior and will take immediate and appropriate action against offenders, up to and including termination and criminal prosecution. Any behavior engaging in assaults, hostile physical contact or intimidation, fighting, verbal threats of physical harm or violence, or any other actions that are threatening, hostile or abusive in nature while on company property or on company business is strictly forbidden. Also, the Company will not tolerate damaging, destroying or otherwise harming the property of the Company, its employees, its business partners, competitors or others.

The Company does not permit employees to carry weapons (even with a permit or license) on company property, in company vehicles when on company property or in personal vehicles while conducting company business. Any tool, supply or other resource used in a manner that implies it is a weapon is also forbidden.

13	Equal Opportunity Guidelines

The Company recognizes the personal value of every employee. The Company pledges that every employee will be treated with dignity and respect, and will be judged on the basis of his or her qualifications to perform jobs, without regard to race, creed, gender, religion, national origin, age, disability, or veteran status. Employees should report violations of Company policy in this area to the Chief Financial Officer or the Director of Human Resources.

THE BUSINESS ETHICS COMMITTEE

To ensure that the Code is properly implemented and administered, the Company has established a Business Ethics Committee, composed of members of the Company’s management (The Chief Executive Officer, The Chief Financial Officer, Director of Compliance Programs, and V.P./General Manager). This committee is responsible for ensuring that the Code is properly implemented and administered.

CONFIRMATION OF COMPLIANCE AND REPORTING

At the commencement of employment, each employee is required to confirm that he or she has read the Code and that he or she understands that compliance with the specific guidelines that are part of the Code is required during the term of employment. Thereafter, certain employees may be asked to reconfirm the statements regarding the Code and other related Company policies, which they made at the commencement of employment.

At the commencement of employment, employees are also required to disclose to the Company any conflicts of interest they may have with the Company under the Conflict of Interest Guidelines described in the Code. In the event of conflicts that arise after the commencement of employment, employees are required to disclose such conflicts in accord with established Company procedures.

Every employee is expected to report any violation of the Code or any applicable law of which he or she becomes aware. Employees who make reports in good faith regarding another employee’s violation need have no fear of retaliation and the Company will ensure that any allegations are investigated and reviewed in the strictest possible confidence consistent with the particular situation.

Except as otherwise specifically set forth herein, employees who know of, or reasonably suspect, violations of the Code must report them to one of the following individuals: his or her supervisor, The Director of Compliance Programs, The Chief Financial Officer, or The Chief Executive Officer.

DISCIPLINE

The Code is very important to the Company. Failure to comply with the standards outline herein and all policies referred to herein will result in disciplinary action, ranging from a reprimand to dismissal. Disciplinary action will be taken against:

•	Any employee who violates the Code or pertinent law.

•	Any employee who deliberately withholds relevant information concerning a violation of the Code or pertinent law.

•	The violator’s manager or supervisor to the extent that the circumstances of the violation reflect participation in the violation, or lack of diligence.

•	Any supervisor or employee who retaliates, directly or indirectly, or encourages others to do so, against an employee who reports a Code, policy or law violation.

•	Any employee who knowingly falsely accuses another employee of a Code, policy or law violation.

CODE OF ETHICS FOR CEO AND CHIEF FINANCIAL OFFICER

The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The Chief Executive Officer (CEO) and Chief Financial Officer (CFO) are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO and CFO are subject to the following additional specific policies:

1.	The CEO and CFO are responsible for full, fair, accurate, timely and understandable disclosure in the required periodic reports to be filed with the SEC by the Company. Accordingly, it is the responsibility of the CEO and CFO to bring to the attention of the Business Ethics Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Review Committee in fulfilling its responsibilities as specified in the Company’s Financial Reporting and Disclosure, Controls and Procedures Policy.

2.	The CEO and CFO shall promptly bring to the attention of the Business Ethics Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	The CEO and CFO shall promptly bring to the attention of the CEO and to the Business Ethics Committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	The CEO and CFO shall promptly bring to the attention of the CEO and Business Ethics Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and CFO. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

BUSINESS ETHICS COMMITTEE PROCEDURES

FOR REPORTING AND INVESTIGATING COMPLAINTS

1.	Coverage

These procedures cover complaints involving (1) accounting matters; (2) internal accounting controls; (3) auditing matters; (4) financial reporting; (5) public disclosure obligations; (6) alleged violations of federal securities laws; (7) alleged violations of any provisions of federal law relating to fraud against shareholders; and (8) allegations of discrimination or retaliation for providing information to a federal regulatory or law enforcement agency, a member of Congress or any Committee of Congress, or to a supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against shareholders. Complaints may be made directly to the Director of Compliance Programs or the Chief Financial Officer (CFO) or, in the case of a complaint against either the CFO or the CEO, directly to the Chairman of the Board of Directors. This individual will be designated as the “investigator” and will be responsible for deposition, documentation and reporting.

2.	Responsibility

The Director of Compliance Programs shall have the responsibility for investigating complaints covered by these procedures. In this capacity, the Director of Compliance Programs acts under the authority and direction of the Business Ethics Committee. The results of any investigation must be reported to the Business Ethics Committee for review and final determination. The Director of Compliance Programs, with the approval of the Business Ethics Committee, may retain for assistance or delegate responsibility for an investigation to outside professionals or experts where necessary. In the event a complaint involves or implicates the Director of Compliance Programs or members of his/her staff, an independent investigator must be retained by the Business Ethics Committee to conduct the investigation.

3.	Investigation Procedures

Upon receipt of a complaint, the Director of Compliance Programs (or other designee) shall promptly investigate the matter. The investigation will be handled discreetly and appropriately, and information will be disclosed to others only on a need to know basis or as required by law. The extent of the investigation will depend on the particular circumstances but may involve interviewing employees, third parties, obtaining and reviewing documents, and accessing data base information. Employees involved in the investigation as witnesses or assisting in obtaining investigation should be required to maintain confidentiality.

Upon the conclusion of the investigation, the Director of Compliance Programs (or other designee) shall provide a report and recommendation to the Business Ethics Committee. The report shall set out in detail the specifics of the complaint, the steps taken in the investigation, the factual findings, and the recommendations for corrective action. The Business Ethics Committee shall also be provided any documents, interview notes, or other materials necessary to reach an informed decision about the subject matter of the complaint.

4.	Business Ethics Committee Review

The Business Ethics Committee shall promptly review the findings and recommendations of the Director of Compliance Programs (or other designee). The Business Ethics Committee may (1) adopt the findings and recommendations; (2) refer the matter back to the Director of Compliance Programs for further investigation; (3) issue a final report differing from or amending the findings and recommendations of the Director of Compliance Programs (or other designee). In its discretion, the Business Ethics Committee may seek such additional advice and counsel including outside professionals and experts, as it deems necessary before reaching a final decision concerning the complaint and appropriate corrective action.

5.	Appeal

Any employee who has made a complaint or who has been the direct subject of an investigation under these procedures may request reconsideration by submitting a written request to the Business Ethics Committee stating the reasons for the employee’s disagreement with the Committee’s final determination. This request must be made no later than 30 days after the employee is informed that the investigation has been concluded. The Business Ethics Committee will review and consider the written submission by the employee and shall determine if, in its view, the points raised require further action (e.g. alteration of the decision, additional investigation) or no further action.

6.	Record Keeping And Retention

The Director of Compliance Programs shall establish a procedure for maintaining a record of any complaint made under these procedures. This record shall contain general identifying information showing the date of the complaint, the person complaining (if applicable), the general subject matter of the complaint, the date of the Director of Compliance Programs report and recommendation, the date of the Business Ethics Committee Review and final determination, and disposition.

A confidential file shall be maintained for each complaint and investigation. This file shall contain relevant materials including the complaint interview notes, relevant documents, and copies of the Director of Compliance Programs and Business Ethics Committee reports. The confidential file shall be maintained in a secure location with access limited only to the Director of Compliance Programs and Business Ethics Committee. All file materials shall be retained for 5 years and then discarded, except as otherwise required by law or court order. Any files opened on a network or data base system involving the subject matter of the complaint must be password protected with access limited to the Director of Compliance Programs or Business Ethics Committee.

7.	Regular Reporting

The Director of Compliance Programs shall provide to the Business Ethics Committee a quarterly report listing showing the existence, status and disposition of all complaints.

8.	No Discrimination or Retaliation

There shall be no discrimination or retaliation against any employee for bringing a complaint under these procedures or against any person for participating in the investigation. Violations of this policy will result in severe sanctions including dismissal.

9.	Confidentiality

Where a direct complaint is made, the Director of Compliance Programs and the Business Ethics Committee will treat the matter as confidential to the fullest extent possible consistent with the need to investigate. Absolute confidentiality, however, cannot be guaranteed because the very fact of conducting an investigation may lead employees or other persons to reach conclusions of their own.

Anyone involved in an investigation under these procedures will be informed of their obligation to maintain confidentiality and will be asked to sign an acknowledgment of this obligation.

NOTICE

This Code of Ethics and Business Conduct Guidelines is not an employment contract in any form, although adherence to these standards is a condition of employment. This code does not give you rights of any kind, and may be changed by the company at any time without notice. Employees of ISCO International must understand that there is no fixed duration and there are no fixed terms or conditions to the employment relationship. Employees can terminate their employment whenever they wish and for whatever reason they might have with or without notice, just as ISCO can terminate their employment or change the terms and conditions of their employment at any time and for any reason or no reason, with or without cause, and with or without notice, unless the employment is covered by a collective bargaining agreement. This is known as employment-at-will. This at-will employment relationship may not be modified except in a written agreement signed by the employee and an authorized representative of ISCO that employs the employee, and with concurrence from the company’s Legal Counsel.

February 2003

BUSINESS ETHICS COMMITTEE:

Chief Executive Officer(CEO)	Amr Abdelmonem
Chief Financial Officer(CFO)	Frank Cesario
V.P./General Manager	N/A
Director of Compliance Programs/Human Resources	Barbara Roth

Chairman of the Board of Directors	Stuart Chase Van Wagenen